                                                           Registration No. 333-

     As filed with the Securities and Exchange Commission on June 1, 2000.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                -----------------

                                 TEAMSTAFF, INC.
               (Exact name of Registrant as specified in charter)

              New Jersey                                  22-1899798
   (State or other jurisdiction                        (I.R.S. Employer
   of incorporation or organization)                 Identification Number)

                                300 Atrium Drive
                           Somerset, New Jersey 08873
                                 (732) 748-1700
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                -----------------

                                Donald W. Kappauf
                      President and Chief Executive Officer
                                300 Atrium Drive
                           Somerset, New Jersey 08873
                                 (732) 748-1700
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                -----------------

                                 With copies to:

                             Brian C. Daughney, Esq.
                            Goldstein & DiGioia, LLP
                              369 Lexington Avenue
                            New York, New York 10017
                            Telephone (212) 599-3322
                            Facsimile (212) 557-0295

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                           -------------------.

       If this Form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                    ---------------------

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------------
                                                                                          Proposed
                                                                      Propose              Maximum
                                                                      Maximum              Offering          Amount of
Title of Each Class of Securities                   Amount to be     Offering Price        Aggregate         Registration
 Being Registered                                    Registered      per Share(1)          Price(1)              Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par
value(2)...................                          8,545,344          $1.109375            $9,479,991         $2,502.72

----------------------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par
value(3)...................                            450,000          $1.109375              $499,219           $131.79

----------------------------------------------------------------------------------------------------------------------------

Total......................                          8,995,344                           $                      $2,634.51

----------------------------------------------------------------------------------------------------------------------------




(1) Estimated solely for the purpose of determining the registration fee, based on a share price of $1.109375 the average of the closing bid and asked prices as quoted by the Nasdaq SmallCap Market on May 26, 2000.

(2)    Shares of Common Stock to be sold by certain Selling Security Holders.

(3) Shares of Common Stock issuable upon exercise of outstanding Common Stock Purchase Warrants held by certain Selling Security Holders. Pursuant to Rule 416, there are also being registered such additional number of shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Warrants.

                           ---------------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(a) MAY DETERMINE.

===============================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                     Subject to completion, __________, 2000

P R O S P E C T U S

                        8,995,344 Shares of Common Stock

                                 TEAMSTAFF, INC.

       We are registering for resale 8,545,344 shares of common stock, $.001 par value of TeamStaff, Inc., which shares are presently issued and outstanding and held by certain of our shareholders and an additional 450,000 shares of common stock which we will issue upon the exercise of outstanding common stock purchase warrants held by the holders of outstanding warrants.

       Our Common Stock is traded in the over-the-counter market and is included in the SmallCap Market of the Nasdaq Stock Market under the symbol "TSTF". On May 26, 2000, the closing high and low prices for the Common Stock as reported by Nasdaq were $1.1562 and $1.00, respectively.

       We will not receive any proceeds from the sale of the shares by the selling security holders.

       The shares may be sold from time to time by the selling security holders, or by their transferees. No underwriting arrangements have been entered into by the selling security holders. The distribution of the shares by the selling security holders may be effected in one or more transactions that may take place on the over the counter market, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with such sales. The selling security holders and intermediaries through whom such shares are sold may be deemed underwriters within the meaning of the Act, with respect to the shares offered by them.

       PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 11 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF COMMON STOCK.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is __________, 2000

                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
AVAILABLE INFORMATION..........................................................................1

INCORPORATION BY REFERENCE.....................................................................1

PROSPECTUS SUMMARY.............................................................................3

THE OFFERING...................................................................................8

RISK FACTORS...................................................................................9

SELLING SECURITY HOLDERS......................................................................15

PLAN OF DISTRIBUTION..........................................................................17

REPORTS TO SHAREHOLDERS.......................................................................18

LEGAL MATTERS AND EXPERTS.....................................................................18

ADDITIONAL INFORMATION........................................................................18

FORWARD LOOKING STATEMENTS ...................................................................19

                              AVAILABLE INFORMATION

       Our company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by our company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintain an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents, heretofore filed by TeamStaff with the Commission pursuant to the Exchange Act, are hereby incorporated by reference, except as superseded or modified herein:

       1. Our Annual Report on Form 10-K for the fiscal year ended September 30, 1999, including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement.

       2. A description of our common stock contained in our registration statement on Form 8-A filed April 27, 1990.

       3.     Our Form 8-K filed on April 20, 200.

       4.     Our Form 10-Q for the quarter ended December 31, 1999.

       5.     Our Form 10-Q for the quarter ended March 31, 2000.

       Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

       All documents filed by the registrant after the date of filing the initial registration statement on Form S-3 of which this prospectus forms a part and prior to the effectiveness of such registration statement pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange

Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

       We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to TeamStaff, Inc., 300 Atrium Drive, Somerset, New Jersey 08873, telephone (732) 748-1700, attention Donald Kelly.

                               PROSPECTUS SUMMARY

       The following summary is intended to set forth certain pertinent facts and highlights from material contained in the our company's annual report on Form 10-K for the fiscal year ended September 30, 1999 (the "Form 10-K") and our quarterly reports on Form 10-Q for the quarters ended December 31, 1999 and March 31, 2000 (the "Forms 10-Q"), incorporated by reference into this prospectus.

                                   THE COMPANY

       TeamStaff, Inc., formerly Digital Solutions, Inc., a New Jersey corporation, was founded in 1969 as a payroll service company and has evolved into a leading provider of human resource management services to a wide variety of industries in 50 states. TeamStaff's wholly-owned subsidiaries include TeamStaff Solutions, Inc., DSI Staff ConnXions-Northeast, DSI Staff ConnXions-Southwest, TeamStaff Rx, Inc., TeamStaff I, Inc., TeamStaff II, Inc., TeamStaff III, Inc., TeamStaff IV, Inc., TeamStaff V, Inc., TeamStaff VI, Inc., TeamStaff Insurance, Inc., TeamStaff VII, Inc., TeamStaff VIII, Inc., and TeamStaff IX, Inc.

       Effective January 25, 1999, we acquired the ten entities operating under the trade name, the TeamStaff Companies. In conjunction with the acquisition, we changed our name from Digital Solutions, Inc., to TeamStaff, Inc. on February 10, 1999. In connection with the acquisition, we issued 8,233,334 shares of common stock, which shares are being registered in this prospectus.

       On April 8, 2000, pursuant to a definitive Asset Purchase Agreement, dated April 7, 2000, we acquired to acquire substantially all of the assets of the professional employer organization business of Outsource International, Inc., which had operated under the tradename Synadyne. The assets were acquired through one of our wholly-owned subsidiaries, of which Outsource had indirectly held a 20% ownership interest. We subsequently purchased the 20% ownership interest. We also acquired the tradename Synadyne as part of the transaction, as well as all of the customer contracts of Synadyne's PEO business.

       We currently provide three types of services related to the employee leasing, temporary staffing and payroll service businesses: (1) professional employer organization ("PEO") services, such as payroll processing, personnel and administration, benefits administration, workers' compensation administration and tax filing; (2) employer administrative services, such as payroll processing and tax filing; and (3) contract staffing, or the placement of temporary and permanent employees. We currently furnish PEO employees, payroll and contract staffing services with over 20,000 work site employees, 1,500 staffing employees and processing for approximately 30,000 payroll service employees and believes that it currently ranks, in terms of revenues and worksite employees, as one of the top 10 PEOs in the United States. Our contract staffing business mainly places temporary help in hospitals and clinics throughout the United States through its Clearwater, Florida and Houston, Texas offices. We have six regional offices located in Somerset, New Jersey; Houston and El Paso, Texas; and Tampa, Delray Beach and Clearwater, Florida and nine sales service centers in New York, New York; El Paso and Houston, Texas; Tampa, Orlando, Delray Beach and Clearwater, Florida; Atlanta, Georgia; and Somerset, New Jersey.

       Essentially, we provide services that function as the personnel department for small to medium sized companies. We believe that by offering services that relieve small and medium size businesses of the ever increasing administrative burden of employee related record keeping, payroll processing, benefits administration, employment of temporary and permanent specialized employees and other human resource functions, we have positioned our company to take advantage of a major growth opportunity during this decade and the next.

       Recognizing the desire by many small businesses to be relieved of the human resource administrative functions, we have formulated a strategy of emphasizing PEO and "outsourcing" services. In PEO, a service provider becomes a co-employer of the client company's employees and assigns these employees to the client to perform their intended functions at the worksite.

       Management has determined to emphasize our company's future growth on the PEO and outsourcing industry. Our expansion program will focus on internal growth through the cross marketing of our PEO services to our entire client base and the acquisition of compatible businesses strategically situated in new areas or with a client base serviceable from existing facilities. As part of our effort to expand our PEO business, management has expanded the services of TeamStaff Rx, Inc., our company's medical contract staffing subsidiary, to include PEO, outsourcing and facilities management. While we continue to sell stand-alone employer services, such as payroll and tax filing, we also will emphasize the PEO component of our service offerings with a goal of becoming the leading provider of PEO services in the United States. A major component of our existing growth strategy is the acquisition of well-situated, independent PEO companies whose business can be integrated into our company's operations. However, there can be no assurance any such acquisition will be consummated.

       Our company was organized under the laws of the State of New Jersey on November 25, 1969 and maintains its executive offices at 300 Atrium Drive, Somerset, New Jersey 08873 where our telephone number is (732) 748-1700.

OUR SERVICES

Professional Employer Organization (PEO)


       Our company's core business, and the area management will continue to emphasize, is our PEO services. When a client utilizes our services, the client administratively transfers all or some of its employees to us and we in turn provide them back to the client. Our company thereby becomes a co-employer and is responsible for all human resource functions, including payroll, benefits administration, tax reporting and personnel record keeping. The client still manages the employees and determines salary and duties in the same fashion as any employer. The client is, however, relieved of reporting and tax filing requirements and other administrative tasks.

Moreover, because of economies of scale, our company is able to negotiate favorable terms on workers' compensation insurance, health benefits, retirement programs, and other valuable services. The client company benefits because it can then offer its employees the same or similar benefits as larger companies, enabling it to successfully compete in recruiting highly qualified personnel, as well as build the morale and loyalty of its staff.

       As a PEO service provider, we can offer the following benefits to employees:

       COMPREHENSIVE MAJOR MEDICAL PLANS - Management believes that medical insurance costs have forced small employers to reduce coverage provided to its employees and to increase employee contributions. We are able to leverage our large employee base and offer the employees assigned to their clients a variety of health coverage plans from traditional indemnity plans to Health Maintenance Organizations (HMO), Preferred Provider Organizations (PPO), or a Point of Service Plan (POS).

       DENTAL AND VISION COVERAGE - These types of benefits are generally beyond the reach of most small groups. As a result of economies of scale available, a client of our company can obtain these benefits for the assigned employees.

       LIFE INSURANCE -- Affordable basic coverage is available.

       SECTION 125 PREMIUM CONVERSION PLAN -- Employees can pay for benefits with pre-tax earnings, reduce their taxable income and FICA payments, and increase their take-home pay.

       401(K) RETIREMENT PLANS -- Management believes that most small employers do not provide any significant retirement benefits due to the administrative and regulatory requirements associated with the establishment and maintenance of retirement plans. The company enables small business owners to offer the assigned employees retirement programs comparable to those of major corporations. Such plans can be used to increase morale, productivity and promote employee loyalty.

       CREDIT UNION - Our company provides an opportunity for employees to borrow money at lower interest than offered at most banks.

       PAYROLL SERVICES -- Although ancillary to the PEO services, clients no longer incur the expense of payroll processing either through in-house staff or outside service. Our company's PEO services include all payroll and payroll tax processing.

       UNEMPLOYMENT COMPENSATION COST CONTROL - Our company provides an unemployment compensation cost control program to aggressively manage unemployment claims.

       HUMAN RESOURCES MANAGEMENT SERVICES - Our company can provide clients with expertise in areas such as personnel policies and procedures, hiring and firing, training, compensation and performance evaluation.

       WORKERS' COMPENSATION PROGRAM - Our company has a national workers' compensation policy which can provide our company with a significant advantage in marketing its services, particularly in jurisdictions where workers' compensation policies are difficult to obtain at reasonable costs. We also provide our clients where applicable with independent safety analyses and risk management services to reduce workers' injuries and claims.

       Relieved of personnel administrative tasks, the client is able to focus on its core business. The client is also offered a broader benefits package for its assigned employees, a competitive rate in workers' compensation insurance, and savings in time and paperwork previously required in connection with personnel administration.

PAYROLL SERVICES

       We were established as a payroll service firm in 1969, and continue to provide basic payroll services to our clients. Historically, the payroll division provided these services primarily to the construction industry and currently 70% of our company's approximately 750 payroll service clients are in the construction industry. Our company offers most, if not all, of what other payroll services provide, including the preparation of checks, government reports, W-2's (including magnetic tape filings), remote processing (via modem) directly to the clients offices, and certified payrolls.

       In addition, our company offers a wide array of tax reporting services including timely deposit of taxes, impounding of tax payments, filing of returns, distribution of quarterly and year-end statements and responding to agency inquiries.

TEMPORARY STAFFING SERVICES

       We provide temporary staffing services through two subsidiaries which have, in the aggregate, more than 30 years of experience in placing permanent and temporary employees with specialized skills and talents with regional, national and international employers. Temporary staffing enables clients to attain management and productivity goals by matching highly trained professionals and technical personnel to specific project requirements. TeamStaff focuses its temporary staffing services in two specific markets where it places people on a temporary long term assignment, or on a permanent basis:
(1) radiologic technologist, diagnostic sonographers, cardiovascular technologists, radiation therapist and other medical professionals with hospitals, clinics and therapy centers throughout the 50 states and (2) technical employees such as engineers, information systems specialists and project managers primarily with Fortune 100 companies for specific projects. Clients whose staffing requirements vary depending on the level of current

       We provide temporary staffing services through two subsidiaries which have, in the aggregate, more than 30 years of experience in placing permanent and temporary employees with specialized skills and talents with regional, national and international employers. Temporary staffing enables clients to attain management and productivity goals by matching highly trained professionals and technical personnel to specific project requirements. TeamStaff focuses its temporary staffing services in two specific markets where it places people on a temporary long term assignment, or on a permanent basis:
(1) radiologic technologist, diagnostic sonographers, cardiovascular technologists, radiation therapist and other medical professionals with hospitals, clinics and therapy centers throughout the 50 states and (2) technical employees such as engineers, information systems specialists and project managers primarily with Fortune 100 companies for specific projects. Clients whose staffing requirements vary depending on the level of current projects or business are able to secure the services of highly qualified individuals on an interim basis.

       Our company's temporary staffing services provide clients with the ability to "rightsize"; that is, expand or reduce its workforce in response to changing business conditions. Management believes that these services provide numerous benefits to the client, such as saving the costs of salary and benefits of a permanent employee whose services are not needed throughout the year. The client also avoids the costs, uncertainty and delays associated with searches for qualified interim employees. Our company also provides insurance bonding where necessary and assumes all responsibility for payroll tax filing and reporting functions, thereby saving the client administrative responsibility for all payroll, workers' compensation, unemployment and medical benefits.

       Management believes that its temporary staffing services provides an employer with an increased pool of qualified applicants, since temporary staffing employees have access to a wide array of benefits such as health and life insurance, Section 125 premium conversion plans, and 401(k) retirement plans. These benefits provide interim employees with the motivation of full-time workers without additional benefit costs to the client. A client is also able to temporarily rehire a retired employee for short-term or specialized projects without jeopardizing their pension plan. We believe that we have attained the position of being number one or two in the terms of gross revenues for firms specializing in the placement of temporary medical imaging personnel.

THE SYNADYNE ACQUISITION

       Under the terms of the Asset Purchase Agreement, we paid an aggregate purchase price of $3,500,000. The agreement also provides for an additional potential payment in one year of up to $1,250,000 provided that the former clients of Outsource have at least 9,500 worksite employees as of March 31, 2001. In the event there are less than 9,500 employees, the amount of the earnout will be reduced by a pre-determined formula.

       Pursuant to the terms of the Asset Purchase Agreement, Outsource has agreed to indemnify us up to the purchase price for claims for breaches of representations and warranties, subject an initial deductible of $50,000.

       In connection with the acquisition, we received an increase in our present lending facility with FINOVA Capital Corporation in order to fund the acquisition and necessary working capital. The facility is comprised of a three year term loan in the principal amount of $4,000,000, with a five year amortization and a balloon payment at the end of three years and an increase in our revolving line of credit from $2.5 million to $3.5 million. The term loan bears an interest rate of prime plus 3 percent and the revolving loan bears an interest rate of prime plus 1 percent. The term loan may be prepaid at any time without penalty. Annual success fees of $500,000 are earned as of each anniversary date of the loan commencing as of April 2000.

RECENT EVENTS

       On May 31, 2000, at a special meeting of our shareholders, the shareholders reaffirmed their previous approval of a reverse split of our common stock. On April 14, 2000, our Board of Directors set and approved a reverse split at a level of one (1) new share for each existing 3.5 shares of TeamStaff stock. The stock split will become effective June 2, 2000, and will trade under the symbol TSTFD for approximately 20 days, after which it will return to TSTF.

       As previously disclosed in our reports filed with the SEC, in August 1998 a judgment was assessed against us for $315,000, plus interest. We appealed the judgment to the Appellate Court and were notified on May 31, 2000 that we lost our appeal. We are currently reviewing our options, including a further appeal to the Texas Supreme Court. We do not anticipate that this charge will have a significant impact on our earnings.

                                  THE OFFERING

Common Stock outstanding prior to
Offering(1).................................                   27,932,513

Shares being offered for
sale by selling security holders.........                       8,545,344

Shares underlying warrants being
offered for sale by selling
security holders.............................                    450,000

Common Stock outstanding after the
Offering ......................................                28,382,513

Risk Factors .................................                 This offering involves a high degree of risk. See "Risk Factors."

Use of Proceeds(2)..........................                   All of the proceeds of this offering will be paid to the respective selling security holders and none of the proceeds will be received by our company. We anticipate that proceeds received from exercise of any warrants will be used for working capital purposes.  See "Use of
                                                               Proceeds."

Nasdaq SmallCap
Market Symbol..........................                        TSTF

----------------
(1) As of May 22, 2000. Does not include:

       - Options to purchase 6,000,000 Shares reserved for issuance under our 2000 Employee Stock Option Plan of which none are issued and outstanding and options to purchase 155,900 Shares issued and outstanding under our 1990 Employee Stock Option Plan, which expired in April, 2000.

       - Options to purchase 635,000 Shares issued and outstanding under our 1990 Senior Management Plan, which expired in April, 2000.

       - Options to purchase 107,500 Shares issued and outstanding under our 1990 Non-Executive Director Plan, which expired in April, 2000. At our most recent annual meeting on April 13, 2000, our stockholders approved our 2000 Non-Executive Director Stock Option Plan, pursuant to which no options have been granted.

       - Up to approximately 799,879 Shares reserved for issuance upon exercise of outstanding warrants.


(2) We will receive approximately $579,007.50 in proceeds if all of the warrants being registered in this prospectus are exercised.

                                  RISK FACTORS

       An investment in the securities offered hereby involves a high degree of risk. The following factors, in addition to those discussed elsewhere, should be considered carefully in evaluating us and our business. An investment in the securities is suitable only for those investors who can bear the risk of loss of their entire investment.

       WE HAVE GRANTED TO OUR LENDER A SECURITY INTEREST IN OUR ASSETS AND UPON A DEFAULT THE LENDER MAY FORECLOSE ON OUR ASSETS.

       We have granted security interests with respect to substantially all of our assets to secure certain of our indebtedness. In the event we default on our secured obligations, the secured creditor could declare our indebtedness to be immediately due and payable and foreclose on the assets securing the defaulted indebtedness. Moreover, to the extent that all of our assets continue to be pledged to secure outstanding indebtedness, such assets will not be available to secure additional indebtedness. Our loan agreement with our institutional lender restricts our ability to incur additional indebtedness and may limit our ability to obtain additional financing on terms favorable to us or at all.

       WE MAY ACQUIRE ADDITIONAL COMPANIES WHICH MAY RESULT IN ADVERSE EFFECTS ON OUR EARNINGS.

       We may at times become involved in discussions with potential acquisition candidates. Any acquisition that we may consummate may have an adverse effect on our liquidity and earnings and may not be profitable to us. In the event that we consummate an acquisition or obtain additional capital through the sale of debt or equity to finance an acquisition, current shareholders may experience dilution in their shareholder's equity.

       SIGNIFICANT GROWTH THROUGH ACQUISITIONS MAY ADVERSELY AFFECT OUR MANAGEMENT AND OPERATING SYSTEMS.

       We completed two significant acquisition during the past eighteen months and intend to continue to pursue a strategy of acquiring compatible businesses in the future. Our growth is making significant demands on our management, operations and resources, including working capital. If we are not able to effectively manage our growth, our business and operations will be materially harmed. To manage growth effectively, we will be required to continue to improve our operational, financial and managerial systems, procedures and controls, hire and train new employees while managing our current operations and employees. Historically, our cash flow from operations has been insufficient to expand operations and sufficient capital may not be available in the future.

       OUR PAYROLL BUSINESS MAY BE ADVERSELY AFFECTED IF THERE IS AN ECONOMIC DOWNTURN IN THE CONSTRUCTION BUSINESS.

       Although we have expanded our services to a number of industries, our payroll service business continues to rely to a material extent on the construction industry. During the last fiscal year, construction related business accounted for approximately 70% of our total gross margin. Accordingly, if there is a slowdown in construction activities, it may affect our revenues and profitability. Management believes our reliance on the construction business will continue to decline as our customer base expands and becomes more diversified.

       UNFAVORABLE INTERPRETATIONS OF GOVERNMENT LAWS MAY HARM OUR OPERATIONS.

       Our operations are affected by many federal, state and local laws relating to labor, tax, insurance and employment matters and the provision of managed care services. Many of the laws related to the employment relationship were enacted before the development of alternative employment arrangements, such as those that we provide, and do not specifically address the obligations and responsibilities of non-traditional employers. The unfavorable resolution of unsettled interpretive issues concerning our relationship could have a material adverse effect on our results of operations, financial condition and liquidity. Uncertainties arising under the Internal Revenue Code of 1986 include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans we and other alternative employers provide. In addition, new laws and regulations may be enacted with respect to our activities which may also have a material adverse effect on the Company's business, financial condition, results of operations and liquidity.

       OUR FINANCIAL CONDITION MAY BE AFFECTED BY INCREASES IN HEALTH CARE AND WORKERS' COMPENSATION INSURANCE COSTS.

       Health care costs, insurance premiums and workers' compensation insurance coverage comprise a significant part of our operating expenses. Accordingly, we use managed care procedures in an attempt to control these costs. Changes in health care and workers' compensation laws or regulations may result in an increase in our costs and we may not be able to immediately incorporate such increases into the fees charged to clients because of its existing contractual arrangements with clients. As a result, any such increases in these costs could have a material adverse effect on our financial condition, results of operations and liquidity.

       WE MAY NOT BE ABLE TO OBTAIN ALL OF THE LICENSES AND CERTIFICATIONS THAT WE NEED TO OPERATE.


         State and federal authorities extensively regulate the managed health care industry and some of our arrangements relating to specialty managed care services or the maintenance or operation of health care provider networks require us to satisfy operating, licensing or certification requirements. Any further expansion of the range of specialty managed care services that we offer is likely to require that we satisfy additional licensing and regulatory requirements. If we are unable to obtain or maintain all of the required licenses or certifications that we need, we could experience material adverse effects on our results of operations, financial condition and liquidity.

       HEALTH CARE OR WORKERS' COMPENSATION REFORM COULD IMPOSE UNEXPECTED BURDENS ON OUR ABILITY TO CONDUCT OUR BUSINESS.

       Regulation in the health care and workers' compensation fields continues to evolve, and we cannot predict what additional government regulations affecting our business may be adopted in the future. Changes in any of these laws or regulations may adversely impact the demand for our services, require that we develop new or modified services to meet the demands of the marketplace, or require that we modify the fees that we charge for our services. Any such changes may adversely impact our competitiveness and our financial condition.

       IF WE LOSE OUR QUALIFIED STATUS FOR CERTAIN TAX PURPOSES, OUR BUSINESS WOULD BE ADVERSELY AFFECTED.

       Several years ago, the Internal Revenue Service established an Employee Leasing Market Segment Group for the purpose of identifying specific compliance issues prevalent in certain segments of the PEO industry. One issue that arose in the course of these audits is whether PEOs should be considered the employers of worksite employees under Internal Revenue Code provisions applicable to employee benefit plans, which would permit PEOs to offer benefit plans that qualify for favorable tax treatment to worksite employees. If the IRS concludes that PEOs are not employers of worksite employees for purposes of the Internal Revenue Code, we would need to respond to the following adverse implications:

       -- the tax qualified status of our 401(k) plan could be revoked and our cafeteria plan may lose its favorable tax status;

       -- worksite employees would not be able to continue to participate in such plans or in other employee benefit plans;

       -- we may no longer be able to assume the client company's federal employment tax withholding obligations;

       -- if such a conclusion were applied retroactively, then employees' vested account balances would become taxable immediately, the Company would lose its tax deduction to the extent contributions were not vested, the plan trust would become a taxable trust and penalties and additional taxes for prior periods could be assessed.

       In such a circumstance, we would face the risk of client dissatisfaction as well as potential litigation, and our financial condition, results of operations and liquidity could be materially adversely affected.

       WE MAY BE HELD LIABLE FOR THE ACTIONS OF OUR CLIENTS AND EMPLOYEES AND THEREFORE INCUR UNFORESEEN LIABILITIES.

       A number of legal issues with respect to the co-employment arrangements among PEOs, their clients and worksite employees remain unresolved. These issues include who bears the ultimate liability for violations of employment and discrimination laws. As a result of our status as a co-employer, we may be liable for violations of these or other laws despite contractual protections. While our client service agreements generally provide that the client is to indemnify us for any liability caused by the client's failure to comply with its contractual obligations and the requirements imposed by law, we may not be able to collect on such a contractual indemnification claim and may then be responsible for satisfying such liabilities. In addition, worksite employees may be deemed to be our agents, which could make us liable for their actions.

       OUR STAFFING OF HEALTHCARE PROFESSIONALS EXPOSES US TO POTENTIAL MALPRACTICE LIABILITY.

       Through our TeamStaff Rx subsidiary, we engage in the business of contract staffing of temporary and permanent healthcare professionals. The placement of such employees increases our potential liability for negligence and professional malpractice of those employees. Although TeamStaff is covered by liability insurance which we deem reasonable under the circumstances, not all of the potential liability we face will be fully covered by insurance. Any significant adverse claim which is not covered by insurance may have a material adverse effect on us.

       WE MAY NOT BE FULLY COVERED BY THE INSURANCE WE PROCURE.

       Although we carry liability insurance, the insurance we purchase may not be sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints. In addition, sufficient insurance may not be available to us in the future on satisfactory terms or at all. If the insurance we carry is not sufficient to cover any judgments, settlements or costs relating to any present or future claims, suits or complaints, our business, financial condition, results of operations and liquidity could be materially adversely affected.

       OUR BUSINESS WILL SUFFER IF OUR SERVICES ARE NOT COMPETITIVE.

       Each of the payroll, temporary employee placement and the employee leasing industries are characterized by vigorous competition. Since we compete with numerous entities that have greater resources than us in each of our business lines, our business will suffer if we are not competitive in with respect to each of the services we provide. We believe that our major competitors with respect to its payroll and accounting services are Automatic Data Processing, Inc., Ceridian Corp. and Paychex, Inc. and with respect to employee placement (including temporary placements and employee leasing), Butler Arde, Tech Aid, Inc., Comp Health, Staff Leasing, Inc. and Administaff, Inc. These companies have greater financial and marketing resources than do we. We also compete with manual payroll systems and computerized payroll services provided by banks, and smaller independent companies.

       IF WE CANNOT OBTAIN SUFFICIENT LEVELS OF TEMPORARY EMPLOYEES, OUR BUSINESS MAY BE AFFECTED.

       Two of our subsidiaries, Team Solutions, and TeamStaff Rx are temporary employment agencies which depend on a pool of qualified temporary employees willing to accept assignments for our clients. The business of these subsidiaries is materially dependent upon the continued availability of such qualified temporary personnel. Our inability to secure temporary personnel would have a material adverse effect on our business.

       SINCE WE HAVE NOT PAID DIVIDENDS ON OUR COMMON STOCK YOU CANNOT EXPECT INCOME FROM AN INVESTMENT IN OUR COMMON STOCK.

       We have not paid any dividends on our common stock since our inception and do not contemplate or anticipate paying any dividends on our common stock in the foreseeable future. We may not pay dividends on our common stock unless we have earnings or capital surplus and our lender prohibits us from paying dividends without its prior consent. Therefore, holders of our common stock may not receive any dividends on their investment in us. Earnings, if any, will be retained and used to finance the development and expansion of our business.

       WE HAVE SOLD RESTRICTED SHARES OF COMMON STOCK WHICH MAY DILUTE OUR STOCK PRICE WHEN THEY ARE SELLABLE UNDER RULE 144.

       Of the 27,932,513 issued and outstanding shares of our common stock prior to this offering, approximately 11,141,550 shares may be deemed "restricted shares" and, in the future, may be sold in compliance with Rule 144 under the Act. Possible or actual sales of our common stock by our present shareholders under Rule 144 may, in the future, have a depressing effect on the price of our common stock in the open market. Rule 144 provides that a person holding restricted securities which have been outstanding for a period of one year after the later of the issuance by our company or sale by an affiliate of our company, may sell in brokerage transactions an amount equal to 1% of our company's outstanding common stock every three months. A person who is a "non-affiliate" of our company and who has held restricted securities for over two years is not subject to the aforesaid volume limitations as long as the other conditions of the Rule are met. In addition, we have previously registered approximately 6,700,000 shares on behalf of selling stockholders and have outstanding 898,400 previously registered shares under our stock option plans. The sale of these shares may have a depressive effect on the market for our common stock.

       WE MAY ISSUE PREFERRED STOCK WITH RIGHTS SENIOR TO OUR COMMON STOCK WHICH MAY ADVERSELY IMPACT THE VOTING AND OTHER RIGHTS OF THE HOLDERS OF OUR COMMON STOCK.

       Our certificate of incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors up to an aggregate of 5,000,000 shares of preferred stock. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company, which could have the effect of discouraging bids for our company and thereby prevent stockholders from receiving the maximum value for their shares. Although we have no present intention to issue any shares of our preferred stock in order to discourage or delay a change of control of our company, we may do so in the future.

                            SELLING SECURITY HOLDERS

                                                       SHARES                                                            PERCENTAGE
                                                       OWNED                                           SHARES            OF SHARES
                                                       PRIOR TO                SHARES                  OWNED             OWNED
NAME AND ADDRESS OF                                    OFFERING                OFFERED                 AFTER             AFTER
SECURITY HOLDER                                        (1)(2)                                          OFFERING          OFFERING
Warren M. Cason, Sr. (11)                              2,220,654(3)            2,220,654(3)             -                 --

Kirk A. Scoggins (11)                                  3,286,931(4)            3,286,931(4)             -                 -

Dorothy Cason (11)                                     160,338 (5)             160,338 (5)              -                 --

Warren Cason, Jr., trustee,                            1,843,889(6)            1,843,889(6)             _                 _
Dorothy C. Cason 1997
Three Year Grantor Retained Annuity Trust (11)

Melissa C. Scoggins, trustee,                          721,522(7)              721,522(7)               _                 _
Kirk A. Scoggins 1997
Three Year Grantor Retained Annuity Trust (11)

Raymond James & Assoc., Inc.                           337,010(8)              337,010(8)               -                 -

Donald & Co. Securities, Inc.                          300,000(9)              300,000(9)               -                 -

SR Capital Partners, LLC                               125,000(10)             125,000(10)              -                 -

------------------------

1. Includes all shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each individual has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned).

2.     See "Plan of Distribution"

3. Shares directly held by listed shareholder. Does not include 1,843,889 shares held in the Dorothy C. Cason 1997 Three Year Grantor Retained Annuity Trust, Warren Cason, Jr., trustee, and 160,338 shares held by Dorothy C. Cason, his spouse.

4. Shares directly held by listed shareholder. Does not include 721,522 shares held in the Kirk A. Scoggins 1997 Three Year Grantor Retained Annuity Trust, Melissa C. Scoggins, trustee. Does not include 100,000 shares issued to Mr. Scoggins, a director of TeamStaff, pursuant to our Senior Management Stock Option Plan.

5. Shares directly held by listed shareholder. Does not include 1,843,889 shares held in the Dorothy C. Cason 1997 Three Year Grantor Retained Annuity Trust, Warren Cason, Jr., trustee; and 2,220,654 shares held by Warren M. Cason, Sr., her spouse.

6. Shares directly held by listed shareholder. Does not include 2,220,654 shares directly held by Warren M. Cason, Sr.; and 160,338 shares held by Dorothy C. Cason.

7. Shares directly held by listed shareholder. Does not include 3,286,931 directly held by Kirk A. Scoggins.

8. 25,000 shares issuable upon exercise of warrants issued to the holder and 312,010 shares issued to the shareholder as compensation for services rendered as our investment banker in connection with the acquisition by Digital Solutions, Inc. of the TeamStaff companies.

9. Shares issuable upon exercise of warrants. Teamstaff retained Donald & Co. Securities, Inc. to act as investment bankers pursuant to an agreement dated November 29, 1999. As compensation for its services, we issued 350,000 warrants to Donald & Co. which have an exercise price of $1.186 per share. Mr. Skiptunis is an employee of Donald & Co. and received 50,000 of the warrants.

10. Shares issuable upon exercise of warrants. Mr. Raymond Skiptunis is the principal owner and officer of SR Capital Partners, LLC. Mr. Skiptunis served as the Chief Executive Officer of Teamstaff until 1996. 75,000 of the warrants held by SR Capital Partners have an exercise price of $1.50 per share and 50,000 warrants are exercisable at $1.186 per share.

11. Pursuant to a registration rights agreement dated January 25, 1999, we are only required to register 33.3% of the listed shares per year commencing on the first anniversary of the registration rights agreement (January 25, 2000). Certain of the shares are being held in escrow to satisfy possible claims for indemnification which may be made under the documents governing the acquisition of the former TeamStaff Companies. Accordingly, the listed holder may only sell a maximum of 33.3% of the listed shares per year following the effectiveness of this registration statement.

                              PLAN OF DISTRIBUTION

       The common stock covered by this prospectus, including the shares underlying the warrants which will be issued by Teamstaff upon the exercise by the holders of the warrants, may be offered and sold from time to time by the selling security holders, and pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling security holders as a pledge, gift or other non-sale related transfer, including in one or more of the following transactions:

       -      on the over the counter market;

       - in transactions other than on the over the counter market such as private resales;

       -      in connection with short sales;

       -      by pledge to secure debts and other obligations;

       - in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over-the-counter options;

       -      in a combination of any of the above transactions; or

       - pursuant to Rule 144 under the Securities Act, assuming the availability of an examination from registration.

       The selling security holders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices.

       Broker-dealers that are used to sell shares will either receive discounts or commissions from the selling shareholders, or will receive commissions from the purchasers for whom they acted as agents.

       The selling security holders and intermediaries through whom shares are sold may be deemed underwriters within the meaning of the Securities Act with respect to the shares offered.

       There can be no assurance that the selling security holders will sell all or any of the common stock.

       We have agreed to keep this prospectus effective for a period expiring on the earlier of the date on which all of the selling security holders' shares have been sold or the date on which all such shares are eligible for sale pursuant to Rule 144 under the Securities Act.

       The selling shareholders and us have agreed to customary indemnification obligations with respect to the sale of common stock by use of this prospectus.

                             REPORTS TO SHAREHOLDERS

       Our company distributes annual reports to its stockholders, including financial statements examined and reported on by independent public accountants, and will provide such other reports as management may deem necessary or appropriate to keep stockholders informed of our company's operations.

                                  LEGAL MATTERS

       The legality of the offering of the shares will be passed upon for us by Goldstein & DiGioia, LLP, 369 Lexington Avenue, New York, New York l00l7.

                                     EXPERTS

       The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

       Our company has filed a Registration Statement under the Act with the Securities and Exchange Commission, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to our company and such securities, reference is made to the registration statement and to the exhibits and schedules filed therewith. Each statement made in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. The registration statement, including exhibits thereto, may be inspected without charge to anyone at the office of the Commission, and copies of all or any part thereof may be obtained from the Commission's principal office in Washington, D.C. upon payment of the Commission's charge for copying.

                           FORWARD LOOKING STATEMENTS

       Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "1995 Reform Act"). TeamStaff, Inc. desires to avail itself of certain "safe harbor" provisions of the 1995 Reform Act and is therefore including this special note to enable the Company to do so. Forward-looking statements included in this report involve known and unknown risks, uncertainties, and other factors which could cause the Company's actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) achievements expressed or implied by such forward-looking statements. Such future results are based upon management's best estimates based upon current conditions and the most recent results of operations. These risks include, but are not limited to, risks associated with the Company's risks of current as well as future acquisitions, risks from potential workers compensation claims and required payments, risks associated with payroll and employee related taxes which may require unanticipated payments by the Company, liabilities associated with the company's status under certain federal and state employment laws as a co-employer, effects of competition and technological changes and dependence upon key personnel.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       Expenses in connection with the issuance and distribution of the securities being registered herein are estimated.

                                                                                                            Amount
                                                                                                            --------
Securities and Exchange Commission
 Registration Fee..........................................................................................$2,634.51
Printing and Engraving Expenses............................................................................  $5,000*
Accounting Fees and Expenses............................................................................... $12,500*
Legal Fees and Expenses.................................................................................... $35,000*
Blue Sky Fees and Expenses................................................................................   $2,000*
Transfer Agent and Registrar Fees..........................................................................  $2,000*
Miscellaneous Fees and Expenses..............................................................................$1,500*

                                    Total................................................................$60,634.51*
                                                                                                         ===========

* Estimated.

ITEM 15    INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Our company's By-Laws require us to indemnify, to the full extent authorized by Section 14A:3-5 of the New Jersey Business Corporation Act, any person with respect to any civil, criminal, administrative or investigative action or proceeding instituted or threatened by reason of the fact that he, his testator or intestate is or was a director, officer or employee of our company or any predecessor of our company is or was serving at the request of our company or a predecessor of our company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

       Section 14A:3-5 of the New Jersey Business Corporation Act authorized the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys fees) in connection with defending any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable for negligence or misconduct, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful.

       In accordance with Section 14A:2-7 of the New Jersey Business Corporation Act, our company's Certificate of Incorporation eliminates the personal liability of officers and directors to our company and to stockholders for monetary damage for violation of a director's duty owed to our company or our shareholders, under certain circumstances.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, our company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

       The exhibits designated with an asterisk (*) are filed herewith. All other exhibits have been previously filed with the Commission and, pursuant to 17 C.F.R. Secs. 20l.24 and 240.12b-32, are incorporated by reference to the document referenced in brackets following the descriptions of such exhibits.


EXHIBIT NO.                              DESCRIPTION
----------                               -----------
2.1         --               Plan and Agreement of Merger and
                             Reorganization dated as of October 29, 1998 among the Company, the Merger
                             Corporations, the TeamStaff Entities and certain individuals and trusts as shareholders of the TeamStaff Entities
                             (filed as Exhibit A to Proxy Statement of
                             Digital Solutions, Inc, dated November 12,
                             1998).

2.2         -                Form of Asset Purchase Agreement dated as
                             of April 7, 2000 by and between TeamStaff
                             Inc., Teamstaf V, Inc., Outsource
                             International, Inc. and Synadyne I, Inc.,
                             Synadyne II, Inc., Synadyne III, Inc.,
                             Synadyne IV, Inc., Synadyne V, Inc.,
                             Guardian Employer East LLC and Guardian
                             Employer West LLC . (Filed as Exhibit 3.1 to Form 8-K dated April 19, 2000).

3.1         --               Amended and Restated Certificate of
                             Incorporation of Registrant (Filed as
                             Exhibit A to Definitive Proxy Material
                             dated July 20, 1990).

3.1.1       --               Form of Amendment to Amended and Restated
                             Certificate of Incorporation (filed as
                             Exhibit G to our company's Proxy Statement dated November 12, 1998 as filed with the Securities and Exchange Commission).

3.2         --               By-Laws of Registrant (Exhibit 10.1 to Form 8-K
                             dated March 2l, 1990)

4.1*        -                Form of Warrant issued to Raymond James &
                             Associates, Inc.

4.2*        -                Form of Warrant issued to Donald & Co. Securities,
                             Inc.

4.2.1*      -                Form of Warrant issued to Donald & Co. Securities,
                             Inc.

4.3*        -                Form of Warrant issued to SR Capital Partners, LLC.

5.1         -                Opinion of Goldstein & DiGioia, LLP re: Legality of
                             Shares (to be filed an amendment)

10.2        --               Employment Agreement with Donald Kappauf (Exhibit 3
                             to Form 8-K dated May 17, 1990).

10.4        --               Agreement between Registrant and First
                             Fidelity Bank, N.A. (Exhibit 10.4 to Form
                             10-K for fiscal year ended September 30,
                             1991).

10.5        --               Agreement between Registrant and
                             Midatlantic Banks, Inc. dated October 11,
                             1991 (Exhibit 10.5 to Form 10-K for fiscal year ended September 30, 1991).

10.6        --
                             Lease dated 10/15/91 for office space at 4041 Hadley Road, South Plainfield, New Jersey (Exhibit 10.6 to Form 10-K for fiscal year ended September 30, 1991).

10.7        --               Employment Agreement between Karl Dieckmann
                             and our company dated November 1, 1991
                             (Exhibit 10.7 to Form 10-K for fiscal year ended September 30, 1991).

10.6.1      --               Lease dated May 30, 1997 for office space
                             at 300 Atrium, Somerset, New Jersey
                             (Exhibit 10.6.1 to Form 10-K for the fiscal year ended September 30, 1997).

10.15.1     --               Employment agreement between George J. Eklund and
                             our company dated March 12, 1996 (Exhibit
                             10.15.1 to Form 10-K for the fiscal year ended September 30, 1997).

10.15.2     --               Amended employment agreement between George
                             J. Eklund and our company dated December
                             16, 1997 (Exhibit 10.15.2 to Form 10-K for
                             the fiscal year ended September 30, 1997).

10.16.1     --               Seventh Amended Loan Agreement between
                             Registrant and Summit Bank and sixth
                             amended Promissory Note (Exhibit 10.16.1 to Form 10-K for the fiscal year ended
                             September 30, 1997).

10.17       --               Loan and Security Agreement dated April 28,
                             1998 among Digital Solutions, Inc. and
                             FINOVA  Capital Corporation (Filed as
                             Exhibit 10.17 to Form 10-K filed January
                             12, 1999).

10.18       --               Secured Promissory Note in the principal
                             amount of $2,500,000 dated April 28, 1998 in favor of FINOVA Capital Corporation
                             (Filed as Exhibit 10.18 to Form 10-K  filed
                             January 12, 1999).

10.19       --               Stock Pledge Agreement (Security Agreement)
                             dated April 28, 1998 between FINOVA Capital
                             Corporation and Digital Solutions, Inc.
                             (Filed as Exhibit 10.19 to Form 10-K filed
                             January 12, 1999).

10.20       --               Employment Agreement between our company
                             and Kirk Scoggins dated January 25, 1999
                             (Filed as Exhibit 10.1 to Form 8-K dated
                             January 25, 1999).

10.21       --               Registration Rights Agreement between our
                             company and certain former shareholders of the TeamStaff Companies dated as of January
                             25, 1999 (Filed as Exhibit 10.2 to Form 8-K dated January 25, 1999).

10.22       --               Amended and Restated Loan and Security
                             Agreement between our company and Finova
                             Capital Corporation dated January 25, 1999
                             (Filed as Exhibit 10.3 to Form 8-K dated
                             January 25, 1999).

10.23       --               Amended and Restated Note in the principal
                             amount of $2,166,664 dated January 25, 1999
                             (Filed as Exhibit 10.4 to Form 8-K dated
                             January 25, 1999).

10.24       --               Secured Note in the amount of $2,500,000 in
                             favor of Finova Capital Corporation dated
                             January 25, 1999 (Filed as Exhibit 10.5 to
                             Form 8-K dated January 25, 1999).

10.25       --               Secured Note in the amount of $750,000 in
                             favor of Finova Capital Corporation dated
                             January 25, 1999 (Filed as Exhibit 10.6 to
                             Form 8-K dated January 25, 1999).

10.26       --               Schedule to Amended and Restated Loan
                             Agreement dated January 25, 1999 with
                             Finova Capital Corporation (Filed as
                             Exhibit 10.7 to Form 8-K dated January 25,
                             1999).

10.27*      -                Form of Agreement between Teamstaff and
                             Donald & Co. Securities, Inc.

10.28 First Amendment to the Amended and Restated Schedule to the Amended and Restated Loan and Security Agreement among TeamStaff, Inc. and its Subsidiaries as Co-Borrowers and FINOVA Capital Corporation dated April 7, 2000 (Filed as Exhibit 10.1 to Form 8-K dated April 19, 2000).

10.29 Second Amended and Restated Secured Promissory Note A dated April 7, 2000 in the principal amount of $1,541,659 payable to FINOVA Capital Corporation (Filed as
                             Exhibit 10.2 to Form 8-K dated April 19,
                             2000).

10.30 Amended and Restated Secured Promissory Note B dated April 7, 2000 in the principal amount of $1,899,996 payable to FINOVA Capital Corporation (Filed as Exhibit 10.3 to Form 8-K dated April 19, 2000).

10.31 Secured Promissory Note C dated April 7, 2000 in the principal amount of $4,000,000 payable to FINOVA Capital Corporation (Filed as Exhibit 10.4 to Form 8-K dated April 19, 2000).

10.32* Employment Agreement dated October 1, 1999 between our company and Donald Kappauf.

10.33* Employment Agreement dated October 1, 1999 between our company and Donald Kelly.

21          --               Subsidiaries of  Registrant (Filed as Exhibit 21
                             to Form 10-K dated January 11, 2000).

23.1 *      --               Consent of Arthur Andersen LLP.

23.2        -                Consent of Goldstein & DiGioia, LLP, contained
                             in exhibit 5.

ITEM 17.    UNDERTAKINGS

       The undersigned registrant hereby undertakes:

       A.     (1)     To file, during any period in which offers or sales are
              being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                     provided, however, that paragraphs (a)(1)(i) - (a)(1)(iii)
              do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with and furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) For purposes of determining any liability under the Securities Act of 1933, each filing of our company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the

                     Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerset, State of New Jersey, on the 23rd day of May, 2000.

                               TEAMSTAFF, INC.

                                By: /s/Donald W. Kappauf
                                    ------------------------
                                Donald W. Kappauf
                                President, Chief Executive Officer and Director

       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below substitutes and appoints Donald W. Kappauf or Donald Kelly as his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be don in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

            Signature                           Capacity                            Date
            ---------                           --------                            ----
/s/Donald W. Kappauf                President, Chief Executive                      May 23, 2000
-----------------------             Officer and Director
Donald W. Kappauf

/s/Karl W. Dieckmann                Chairman of the Board                           May 23, 2000
-----------------------
Karl W. Dieckmann

/s/Charles R. Dees                  Director                                        May 23, 2000
-----------------------
Charles R. Dees

/s/Martin J. Delaney                Director                                        May 23, 2000
-----------------------
Martin J. Delaney


/s/John H. Ewing                    Director                                        May 23, 2000
-----------------------
 John H. Ewing

/s/William J. Marino                Director                                        May 23, 2000
-----------------------
William J. Marino

/s/ Rocco Marano                    Director                                        May 23, 2000
-----------------------
Rocco Marano

/s/Kirk A. Scoggins                 Director                                        May 23, 2000
-----------------------
Kirk A. Scoggins

/s/Donald T. Kelly                  Chief Financial Officer and                     May 23, 2000
-----------------------             Principal Accounting Officer
Donald T. Kelly




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